Exhibit 99.1

Rising Dragon Acquisition Corp. Announces the Separate Trading of its Ordinary Shares and Rights Commencing December 2, 2024

SHANXI, CHINA, Nov. 27, 2024 (GLOBE NEWSWIRE) -- Rising Dragon Acquisition Corp. (NASDAQ: RDAC) (the “Company”) announced today that, commencing December 2, 2024, holders of the units sold in the Company’s initial public offering completed on October 15, 2024 may elect to separately trade the ordinary shares of the Company, and the rights included in such units on The Nasdaq Capital Market (“Nasdaq”).

The ordinary shares and rights that are separated will trade on Nasdaq under the symbols “RDAC” and “RDACR,” respectively. Those units not separated will continue to trade on Nasdaq under the symbol “RDACU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into ordinary shares and rights.

The units were initially offered by the Company in an underwritten offering. Lucid Capital Markets, LLC acted as sole book-running manager of the offering. A registration statement on Form S-1, as amended (File No. 333-280026), relating to these securities was filed with the Securities and Exchange Commission (“SEC”) and became effective on October 10, 2024. A final prospectus relating to the offering was filed with the SEC and is available on the SEC's website at http://www.sec.gov. The offering was made only by means of a prospectus forming part of the effective registration statement. Electronic copies of the prospectus relating to this offering may be obtained from Lucid Capital Markets, 570 Lexington Avenue, 40th Floor, New York, NY 10022.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Rising Dragon Acquisition Corp.

Rising Dragon Acquisition Corp. is a blank check company newly incorporated as a Cayman Islands exempted company with limited liability for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. The Company's efforts to identify a prospective target business will not be limited to a particular industry or geographic region.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact:

Wenyi Shen
woody.shen@hywincapital.cn
Rising Dragon Acquisition Corp.
No. 604, Yixing Road, Wanbolin District, Taiyuan City,
Shanxi Province, People’s Republic of China